Exhibit 10.2

Apria Healthcare Group Inc.
26220 Enterprise Court
Lake Forest, CA 92630

November 7, 2005

Re: Accelerated Share Repurchase

Ladies and Gentlemen:

           This letter (the “Letter Agreement”) sets forth the agreement we have reached with respect to a transaction between Citibank, N.A. (“Citibank”), acting through Citigroup Global Markets Inc. #147;CGMI”) as agent (collectively with Citibank, “Citigroup”), and Apria Healthcare Group Inc. (the “Company”) in relation to shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”).

           THE COUNTERPARTY TO THE COMPANY IN THIS TRANSACTION IS CITIBANK, N.A. WHICH IS NOT REGISTERED AS A BROKER-DEALER UNDER THE SECURITIES EXCHANGE ACT OF 1934. CITIGROUP GLOBAL MARKETS INC. IS ACTING AS AGENT FOR CITIBANK, N.A. IN CONNECTION WITH THIS TRANSACTION.

I.       Definitions

           As used in this Letter Agreement, the following terms shall have the following meanings:

           “Additional Make-Whole Amount” has the meaning specified in Section V(c)(ii).

           “Citigroup” means Citibank and/or CGMI.

           “Delta” means, for any record date, (a) the Number of Initial Shares, minus (b) the product of (i) the Number of Initial Shares and (ii) a fraction, the numerator of which is the number of Trading Days during the period beginning with the Pricing Period Commencement Date, to but excluding such record date, and the denominator of which is the maximum number of Trading Days in the Pricing Period.

           “Dividend Event Termination” has the meaning specified in Section VII(b).

           “Disrupted Day” means a Trading Day on which a Market Disruption Event occurs.

           “Dividend Amount” means, subject to adjustment in accordance with Section VIII, an amount equal to the sum, for each ex-date for dividends on the Common Stock that occurs during the Pricing Period, of the Expected Dividend Amount multiplied by the Delta on the related record date.

           “Dividend Interest Amount” means, for each Dividend Amount, interest on such Dividend Amount for the period from and including relevant dividend payment date to but excluding the first Settlement Day following the Pricing Period at a per annum rate equal to LIBOR, determined on an Actual/360 basis.

           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

           “Exchange” means the New York Stock Exchange (NYSE) or any successor exchange.

           “Expected Dividend Amount” has the meaning specified in Section VII(a).

           “Initial Share Price” has the meaning specified in Section II.

           “LIBOR” means the rate per annum for U.S. dollar LIBOR appearing on Telerate Page 3750 or any replacement of that page, two London Banking Days prior to the start of a relevant period; provided that if the rate cannot be so determined, it shall be determined by linear interpolation if the relevant period does not correspond exactly to a period for which rates appear on Telerate Page 3750 or its replacement.

           “London Banking Day” means any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London.

           “Loss” has the meaning specified in Section X(a).

           “Loss Notice” has the meaning specified in Section X(a).

           “Make-Whole Amount” has the meaning specified in Section V(c)(ii).

           “Market Disruption Event” means any (i) suspension of or limitation imposed on trading by any exchange or market on which the Common Stock is listed for trading or (ii) event that disrupts or impairs (in the reasonable business judgment of Citigroup) the ability of Citibank or market participants in general to effect transaction in, or obtain market values for, the shares of Common Stock or futures or options contracts relating to the Common Stock.

           “Number of Initial Shares” has the meaning specified in Section II.

           “Payment Shares” has the meaning specified in Section V(a)(ii).

            “Pricing Period” means the period commencing on the Pricing Period Commencement Date and ending on the Pricing Period Termination Date; provided that the Pricing Period may be extended by Citibank upon the occurrence of a Market Disruption Event.

           “Pricing Period Commencement Date” means November 8, 2005.

           “Pricing Period Termination Date” means the earlier of (a) the Scheduled Pricing Period Termination Date, or (b) the Trading Day immediately preceding any Trading Day on which Citibank shall notify the Company, prior to the close of regular trading on the Exchange on such Trading Day, of its intention to terminate the Pricing Period.

           “Prospectus” has the meaning specified in Section VI(a).

           “Purchase Date” has the meaning specified in Section II.

           “Refund Shares” has the meaning specified in Section V(a)(i).

           “Registration Statement” has the meaning specified in Section VI(a).

           “Remaining Share Amount” for any Trading Day equals (i) the Number of Initial Shares, minus (ii) the cumulative number of shares of Common Stock that Citigroup has repurchased to cover its short position in respect of this transaction. For the avoidance of doubt, such shares shall be considered repurchased by Citigroup as of their respective Settlement Days.

           “Rule 10b-18” has the meaning specified in Section III.

           “SEC” has the meaning specified in Section VI(e)(iii).

           “Scheduled Pricing Period Termination Date” means April 7, 2006.

           “Securities Act” means the Securities Act of 1933, as amended.

           “Settlement Amount” means (i) the product of (x) the Number of Initial Shares and (y) the Initial Share Price minus the Sub-VWAP Price, plus (ii) the sum of all Dividend Amounts hereunder, plus (iii) the sum of all Dividend Interest Amounts hereunder.

           “Settlement Day” means any day that is not a Saturday, a Sunday or a day on which banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close. A Settlement Day “corresponds” to a Trading Day if it is the day for settlement of regular-way transactions entered into on that Trading Day.

           “Share Cap” means, as of any date of determination, ten (10) times the Number of Initial Shares minus the number of shares of Common Stock delivered by the Company to Citigroup on or prior to such date hereunder (in each case subject to adjustment pursuant to Section VIII).

           “Sub-VWAP Price” means the average of the VWAPs for all Trading Days in the Pricing Period minus $0.42.

           “Trading Day” means any day (i) other than a Saturday, a Sunday or a Disrupted Day, and (ii) on which the Exchange is open for trading during its regular trading session, notwithstanding the Exchange closing prior to its scheduled closing time.

           “Valuation Fraction” means a fraction, the numerator of which is one and the denominator of which is the number of Trading Days in the Valuation Period.

           “Valuation Period” means a period of up to 60 Trading Days, the actual number to be determined in good faith by Citigroup in consultation with the Company on the business day that the Company provides notice to Citigroup that it intends to deliver or receive Common Stock in settlement of this transaction. The Valuation Period shall (subject to the occurrence of a Market Disruption Event) commence (i) on the first Trading Day immediately following the final day of the Pricing Period, (ii) in the case of an additional Valuation Period as described in Section V(c)(ii), on the Trading Day following the Trading Day the additional Payment Shares are delivered to Citigroup; provided that if in the case of clause (i) Citigroup determines that resale by it of Payment Shares would constitute a distribution for purposes of Regulation M under the Exchange Act (“Regulation M”), on the first Trading Day immediately following the “restricted period” (as defined under Regulation M) measuring such restricted period from the final day of the Pricing Period; provided, further, this delay in commencement of the Valuation Period shall not apply in the event that the Shares constitute “excepted securities” as defined in Rule 101(c) of Regulation M.

            “Valuation Share Amount” means, for any Trading Day, the quotient of (i) the Valuation Fraction multiplied by the absolute value of the portion of the Settlement Amount elected by the Company to be paid in shares of Common Stock, divided by (ii) the closing price for the immediately preceding Trading Day.

           “VWAP” means, for any Trading Day, the volume weighted average price per share of Common Stock, as determined by Citibank, for all transactions in the shares of Common Stock on the Exchange as of the end of regular trading hours on such Trading Day as reported by Bloomberg, L.P (“Bloomberg”) or (i) if such price is not reported by Bloomberg, then as reported by another recognized source selected by Citibank on such Trading Day or (ii) if the shares of Common Stock cease to be listed on a national securities exchange or included in a quotation system, then the current market price per share of Common Stock on such Trading Day, as determined by Citibank in a commercially reasonable manner, in each case.

II.      Initial Shares

           Citigroup will hedge this transaction by entering into a short sale of 7,337,526 shares of Common Stock (the “Number of Initial Shares”) at a price of $23.83 per Initial Share (the “Initial Share Price”) on November 7, 2005 (the “Purchase Date”). Such hedge shall be effected in accordance with Citigroup’s customary procedures.

III.      Citigroup Purchases and the Pricing Period

           During the Pricing Period, Citigroup will purchase shares of Common Stock to cover all or a portion of such short sale. Citigroup intends to effect such purchases of Common Stock in a manner that Citigroup believes in its reasonable discretion is in compliance with all applicable securities laws. Notwithstanding the foregoing, Citigroup shall not be required to purchase any shares of Common Stock, or may purchase a number of shares of Common Stock that is less than the Number of Initial Shares. Citigroup intends to effect purchases of Common Stock during the Pricing Period in a size that does not exceed, for any Trading Day, the volume limitations for purchases of Common Stock by the Company contained in Rule 10b-18 under the Exchange Act (“Rule 10b-18”).

The Company is entering into this Letter Agreement and each transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5- 1. It is the intent of the parties that each transaction entered into under this Letter Agreement comply with the requirements of Rule 10b5- 1(c)(l) and (2) and each transaction entered into under this Letter Agreement shall be interpreted to comply with the requirements of Rule 10b5-l(c). The Company agrees that it will not seek to control or influence Citigroup to make “purchases or sales” (within the meaning of Rule 10b5-1(c)(l)(i)(B)(3)) under any transaction entered into under this Letter Agreement, including, without limitation, Citigroup’s decision to enter into any hedging transactions.

IV.       Company Purchases

           The Company shall not purchase any shares of Common Stock on the open market, or enter into any accelerated share repurchase program, or any derivative share repurchase transaction, or other similar transaction, during the Pricing Period and thereafter until all payments or deliveries of shares pursuant to Section V below have been made. During such time, any purchases of Common Stock by the Company shall be made through Citigroup, subject to such reasonable conditions as Citigroup shall impose, and in compliance with Rule 10b-18 or otherwise in a manner that the Company and Citigroup believe is in compliance with applicable requirements.

V.       Pricing Adjustment and Settlement

             (a)      After the expiration of the Pricing Period,

                      (i)      if the Settlement Amount is greater than zero, Citigroup shall make a cash payment to the Company in an amount equal to the Settlement Amount or, if the Company so elects pursuant to Section V(b) and (c), in lieu of such full cash payment Citigroup shall (A) transfer to the Company through its agent, for no additional consideration, a number of shares of Common Stock equal to the portion of the Settlement Amount elected by the Company to be paid in shares of Common Stock divided by the weighted average price at which Citigroup purchases shares of Common Stock during the Valuation Period (the “Refund Shares”) and (B) make a cash payment to the Company in an amount equal to the portion of the Settlement Amount elected by the Company to be paid in cash, if any, and

                      (ii)      if the Settlement Amount is less than zero, the Company shall make a cash payment to Citigroup in an amount equal to the absolute value of the Settlement Amount or, if the Company so elects pursuant to Section V(b) and (c) and Section VI, in lieu of such full cash payment the Company shall either (A) transfer to Citibank through its agent, for no additional consideration, a number of shares of Common Stock equal to the sum of the Valuation Share Amounts for each of the Trading Days in the Valuation Period (the “Payment Shares”); provided that in no event shall the Company be required to deliver a number of shares of Common Stock that exceeds the Share Cap or (B) (1) transfer to Citibank through its agent, for no additional consideration, the Payment Shares; provided that in no event shall the Company be required to deliver a number of shares of Common Stock that exceeds the Share Cap and (2) make a cash payment to Citibank in an amount equal to the portion of the Settlement Amount elected by the Company to be paid in cash, if any.

            (b)      The Company shall notify Citigroup in writing of its election (i) to receive the Settlement Amount as (A) Refund Shares or (B) a combination of Refund Shares and cash, in either case in lieu of receiving a full cash payment or (ii) to pay the absolute value of the Settlement Amount by delivery of (A) Payment Shares or (B) a combination of Payment Shares and cash, in either case in lieu of making a full cash payment; such notification to be made by the Company at least ten Trading Days prior to the final Trading Day of the Pricing Period. The failure to make such election and notify Citigroup in accordance with the preceding sentence shall constitute an irrevocable election by the Company to make or receive a cash payment as settlement. Cash payments shall be made on the second Trading Day following the end of the Pricing Period.

            (c)      Delivery of Refund Shares or Payment Shares shall be made as follows:

                      (i)      if Refund Shares are to be transferred to the Company, Citigroup shall deliver the shares to the Company on the fourth Trading Day following the last day of the Valuation Period; and

                      (ii)      if Payment Shares are to be transferred to Citigroup, the Company shall deliver to Citigroup on each Settlement Day corresponding to a Trading Day in the Valuation Period a number of Payment Shares equal to the Valuation Share Amount for such Trading Day; provided that, if Citigroup concludes, in its reasonable discretion, that a transfer of Payment Shares on a Trading Day will, on such day, cause Citigroup’s aggregate holding of the Common Stock to exceed 4.9% of the outstanding shares of the Common Stock (the “Stock Threshold”) then (i) the Company will defer the transfer of any Payment Shares in excess of the Stock Threshold to the next following Trading Day provided that such transfer would not cause Citigroup to exceed the Stock Threshold. In the event the procedures of the previous sentence apply, Citigroup may extend the number of Trading Days in the Valuation Period. Citigroup may, but shall not be obligated to, resell Payment Shares during the Valuation Period. To the extent that Citigroup elects not to resell Payment Shares during the Valuation Period, no adjustment shall be made in the number or value of those Payment Shares or to the Settlement Amount paid through such Payment Shares. In the event that Citigroup chooses to resell the Payment Shares during the Valuation Period, then, if the proceeds from the sale of the Payment Shares (net of brokerage costs) exceed the absolute value of the Settlement Amount elected by the Company to be paid in Payment Shares (or if less than all of the Payment Shares are resold, the applicable pro rata portion of such amount), Citigroup shall refund in cash to the Company an amount equal to such excess by the close of business on the third Trading Day following the last day of the Valuation Period. In the event that the proceeds of such sales (net of brokerage costs) are less than the absolute value of the Settlement Amount elected by the Company to be paid in Payment Shares (or if less than all of the Payment Shares are resold, the applicable pro rata portion thereof), Citigroup shall provide notice thereof to the Company and the Company shall, by the close of business on the third Trading Day following the last day of the applicable Valuation Period, at the Company’s option, either (A) pay in cash an amount equal to such deficit (the “Make-Whole Amount”) or (B) deliver to Citigroup a number of additional Payment Shares equal to (x) the Make-Whole Amount divided by (y) the closing price of the Common Stock on the Exchange on the final day of the applicable Valuation Period; provided, however, that in no event shall the Company be required to deliver a number of shares of Common Stock that exceeds the Share Cap.

                     Upon delivery of additional Payment Shares, an additional Valuation Period shall apply to the shares so delivered. To the extent that Citigroup elects not to resell the additional Payment Shares during the additional Valuation Period, then no further adjustment shall be made in the number or value of those additional Payment Shares or to the Make-Whole Amount paid through such additional Payment Shares. In the event that Citigroup chooses to resell the additional Payment Shares delivered to Citigroup in payment of the Make-Whole Amount during the additional Valuation Period, then, if the proceeds from the sale of such additional Payment Shares (net of brokerage costs) exceed the Make-Whole Amount (or the applicable pro rata portion thereof), Citigroup shall refund in cash to the Company an amount equal to such excess by the close of business on the third Trading Day following the last day of the additional Valuation Period. In the event that the proceeds of all such sales (net of brokerage costs) are less than the Make-Whole Amount (or the applicable pro rata portion thereof), Citigroup shall provide notice thereof to the Company and the Company shall, by the close of business on the third Trading Day following the last day of the applicable Valuation Period, at the Company’s option, either (A) pay in cash an amount equal to such deficit (an “Additional Make-Whole Amount”) or (B) deliver to Citigroup a number of additional Payment Shares equal to (x) the Additional Make-Whole Amount divided by (y) the closing price of the Common Stock on the Exchange on the final day of the applicable Valuation Period; provided, however, that in no event shall the Company be required to deliver a number of shares of Common Stock that exceeds the then applicable Share Cap. The provisions of this paragraph shall be applied successively until the aggregate proceeds (net of brokerage costs) received by Citigroup equal the Make-Whole Amount (or the applicable pro rata portion thereof).

            (d)      During any Valuation Period, Citigroup shall have the discretion to control the sale of Payment Shares or the purchase of Refund Shares, as the case may be, including without limitation the right to control the time, manner, and volume of such sales or purchases. Prior to the close of business in New York on any day in the Valuation Period in which Payment Shares have been sold or Refund Shares purchased, Citigroup will advise the Company, in a notice sent to the Company by telecopier, of the number of shares sold or purchased on such day and the prices obtained in such transactions. The Company represents and warrants, as of each Trading Day in a Valuation Period for which the Company has elected to receive Refund Shares, that each of its filings under the Securities Act, the Exchange Act or other applicable securities laws that are required to be filed have been filed and that, as of the date of this representation, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements therein not misleading in the circumstances under which made.

VI.       Payment Shares

           The following provisions are applicable if the Company elects to deliver Payment Shares pursuant to Sections V or X of this Letter Agreement:

            (a)      The Company agrees to take all actions within its control, including, without limitation, the procedures set forth in Annex A, to make available to Citigroup and its affiliates an effective registration statement under the Securities Act and one or more prospectuses as necessary to allow Citigroup and its affiliates to comply with the applicable prospectus delivery requirements (the “Prospectus”) for the resale by Citigroup and its affiliates of the shares of Common Stock delivered by the Company hereunder (the “Registration Statement”), such Registration Statement to be effective and Prospectus to be current on each Trading Day in any Valuation Period and until all such resales by Citigroup (or its affiliates) have been settled. It is understood that the Registration Statement and Prospectus may cover a number of shares of Common Stock equal to all shares to be delivered by the Company hereunder. Citigroup shall provide, by a reasonable time in advance, such information regarding Citigroup and its affiliates as shall be required to be included in the Prospectus. The Company shall pay the applicable registration fee and all costs in connection with the preparation of the Registration Statement and the Prospectus including, without limitation, the cost of printing the Prospectus. In addition, the Company agrees to take all actions set forth in Annex B and otherwise to take such actions reasonably requested by Citigroup to facilitate the disposition of the Payment Shares.

            (b)      The Company represents, on each day described in subsection (a), that each of its filings under the Securities Act, the Exchange Act or other applicable securities laws that are required to be filed have been filed and that, as of the date of this representation and as supplemented by any information provided by the Company to Citigroup in connection with sales on a private placement basis pursuant to subsection (e) below, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements therein not misleading.

            (c)      The Company agrees to provide to Citigroup and its affiliates on (or, if requested by Citigroup, reasonably in advance of) the final Trading Day of the Pricing Period or other date the number of shares of Common Stock to be delivered is determined, opinions of counsel, comfort letters, officers’ certificates and such other documents as may be reasonably requested by Citigroup. The Company also agrees that Citigroup and its affiliates shall be entitled to perform such diligence as Citigroup may reasonably request in advance of such date and the results thereof must be reasonably satisfactory to Citigroup. The Company agrees to reimburse Citigroup for all reasonable out-of-pocket expenses it incurs in connection with such diligence and otherwise in connection with the preparation of the Registration Statement and Prospectus (or any offering document for sales on a private placement basis pursuant to subsection (e) below), including, without limitation, the reasonable fees and expenses of one outside counsel to Citigroup incurred in connection therewith.

            (d)      The Company shall, prior to the start of the applicable Valuation Period, enter into an agreement (the “Transfer Agreement”) with Citigroup in connection with the public resale of the Payment Shares by Citigroup or its affiliates substantially similar to underwriting agreements entered into by Citigroup with respect to equity securities; the Transfer Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, Citigroup and its affiliates.

            (e)      If on any date during the period referred to in subsection (a) the requirements of subsection (a), (c) or (d) are not satisfied (determined without regard to whether the cause is within the control of the Company) or the representations and warranties contained herein with respect to the Company (including, without limitation, in subsection (b)) are not true and correct,

                      (i)      the Company shall immediately notify Citigroup thereof;

                      (ii)      (A) Citigroup shall be entitled to cease selling shares of Common Stock pursuant to the Registration Statement; and (B) if the Registration Statement is not effective on such date or a stop order suspending the effectiveness of the Registration Statement has been issued or proceedings for that purpose have been instituted or threatened, or if the representations and warranties contained in subsection (b) are not true and correct, and in any such case the Company so requests, Citigroup shall cease selling shares of Common Stock pursuant to the Registration Statement; and

                      (iii)      if Citigroup ceases selling shares of Common Stock pursuant to clause (ii), the Company shall, at its election, (A) purchase from Citigroup any shares of Common Stock delivered to Citigroup hereunder that remain unsold for an amount in the aggregate that equals the difference between the absolute value of the Settlement Amount and any proceeds (net of brokerage costs) received by Citigroup (or an affiliate of Citigroup) from resales of shares of Common Stock delivered to Citigroup by the Company hereunder; or (B) direct Citigroup and its affiliates, in a commercially reasonable manner (or absent any such election by the Company, Citigroup and its affiliates shall be entitled) to sell Shares received from the Company hereunder as otherwise provided hereunder on a private placement basis in compliance with the Securities Act, and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder; provided that if clause (B) applies, the Company shall perform its obligations under subsection (c) and shall cause its representations in subsection (b) to be true and correct. If shares are so sold, the Company shall deliver, promptly upon request from Citigroup, the number of shares of Common Stock Citigroup determines in a commercially reasonable manner is adequate to realize aggregate actual proceeds (net of brokerage costs) equal to the absolute value of the applicable Settlement Amount, and the Company’s obligation to deliver Shares under this subsection (e) shall be a continuing one until Citigroup or its affiliates have received actual net proceeds equal to such amount; provided, however, that in no event shall the Company be required to deliver a number of shares of Common Stock that exceeds the Share Cap. Citigroup and its affiliates shall be entitled to disclose any material non-public information regarding the Company in their possession to prospective purchasers in such a private placement, provided that any such purchaser agrees with Citigroup to maintain such information on a confidential basis.

VII.      Dividend Event

            (a)      Expected Dividend Amount. If 100% of the aggregate gross cash dividends per share of Common Stock (including any cash extraordinary dividends) declared by the Company and for which the ex-date occurs at any time during the Pricing Period exceeds $0.00 per share of Common Stock (subject to adjustment in accordance with Section VIII) (the “Expected Dividend Amount”) per calendar quarter, a Dividend Event shall be deemed to have occurred.

            (b)      Dividend Event Termination. Upon the occurrence of a Dividend Event, on any Trading Day on or after the occurrence of such Dividend Event, Citigroup may elect to terminate this transaction (a “Dividend Event Termination”). Upon the occurrence of a Dividend Event Termination the Affected Party shall be the Company and Citigroup shall be the Non-Affected Party.

VIII.       Adjustment of Terms

            (a)      In the event an offer is made to the holders of Common Stock to tender in excess of 10% of the outstanding shares of Common Stock for cash, Citigroup may, in its reasonable discretion, (i) reduce the number of Trading Days in the Pricing Period by an amount Citigroup deems appropriate or (ii) adjust the terms of the transaction so that the final day of the Pricing Period shall be the earlier of the scheduled final Trading Day of the Pricing Period and the date the tender offer is consummated. Citigroup shall notify the Company in writing as to the terms of any adjustment made pursuant to this Section VIII (a) no later than 5 days after the tender offer is made.

            (b)      Subject to Section XV, in the event of any corporate event involving the Company or the Common Stock not specifically addressed in subsection (a) of this Section VIII (including, without limitation, a non-cash dividend, stock split, reorganization, merger, offer to tender Common Stock for consideration other than cash, rights offering, recapitalization or spin-off) or in the event that Citigroup, in its reasonable good faith judgment, determines that the adjustments described in subsection (a) of this Section VIII will not result in an equitable adjustment of the terms of the transaction described herein, the terms of the transaction described herein shall be subject to adjustment by Citigroup (including, without limitation, with respect to the Expected Dividend Amount and the number of Trading Days in the Pricing Period) as in the exercise of its good faith judgment it deems appropriate under the circumstances.

IX.      Events of Default

           The occurrence of any of the following events with respect to a party which party shall be the Defaulting Party (the other party, the “Non-Defaulting Party”) shall be an Event of Default:

            (a)      The failure to make any payment or any delivery of shares pursuant to the terms of the Letter Agreement; or

            (b)      Any representation or warranty made in this Letter Agreement shall prove to have been false in any material respect at the time it was made, given or reaffirmed; or

            (c)      The failure to perform or comply in any material respect with any other obligation in this Letter Agreement which failure shall continue for 5 business days after written notice of such failure has been sent to the Defaulting Party; or

            (d)      (A) The initiation of any case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to have itself adjudicated as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution or composition or other relief under bankruptcy or insolvency law with respect to it or its debts or (2) which seeks appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; (B) a general assignment for the benefit of its creditors; (C) the initiation of any case, proceeding or other action of a nature referred to in clause (A) hereof which (1) results in the entry of an order for relief or any such adjudication or appointment with respect to the party or any of its assets or (2) is not dismissed, stayed, discharged or bonded for a period of 5 days; (D) the initiation of any case, proceeding or other action seeking issuance of a warrant of attachment, execution, or similar process against all or any substantial part of its assets, which case, proceeding or other action results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof; (E) a party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (A) - (D) hereof; or (F) either party shall generally not, or shall admit in writing its inability to, pay its debts as they become due; or

            (e)      Any loan or other obligation in respect of borrowed money (whether present or future, contingent or otherwise, as principal or surety or otherwise) of a party in an amount, in excess of the lesser of 3% of shareholder’s equity or $100,000,000 shall have become payable before the due date thereof as a result of acceleration of maturity caused by the occurrence of any event of default thereunder or if any other such loan or obligation shall not be repaid when due, as extended by any applicable grace period specified in the contracts or agreements constituting such loan or obligation; or

            (f)      Any consolidation or amalgamation or merger with or into, or any transfer of all or substantially all its assets to another entity by a party, resulting in the creditworthiness of the surviving or transferee entity being materially weaker than that of the party immediately prior to such action.

X.       Remedies

            (a)      Upon the occurrence and the continuance of an Event of Default or a Dividend Event Termination the obligation of the Non-Defaulting Party or the Non-Affected Party (as the case may be) to make any payment or delivery of shares pursuant to the terms of this Letter Agreement will, at the option of the Non-Defaulting Party or the Non-Affected Party (as the case may be), terminate (it being understood that such termination will not affect or suspend any payment or other obligations of the Defaulting Party or Affected Party). The Non-Defaulting Party or the Non-Affected Party (as the case may be) in its sole discretion may immediately, upon notice to the Defaulting Party or as applicable the Affected Party (a “Loss Notice”), terminate this transaction by reducing the number of days in the Pricing Period, notwithstanding any other provision hereof, purchasing the Remaining Share Amount to cover its short position or adjusting any other term hereof, and may sell, liquidate, offset or take any other action with respect to any short position established or maintained by it in connection with this transaction. Following a Loss Notice, the Non-Defaulting Party or the Non-Affected Party (as the case may be) shall act in good faith and in a commercially reasonable manner (and in consultation with the other Party) to determine the amount that such party reasonably in good faith believes to be its total unreimbursed net losses and costs in connection with this Letter Agreement (the “Loss”). Such computation shall include any out-of-pocket losses (including but not limited to the difference between the Initial Share Price and the average price at which the shares are purchased during the Pricing Period (as such Pricing Period may be amended as a result of the operation of this Section X(a))) and loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position. In addition to the foregoing, the Non-Defaulting Party or the Non-Affected Party may include in its determination of its Loss hereunder such losses and costs (or gains) in respect of any payment or delivery required to have been made on or before the relevant termination date.

            (b)      If Citibank is the Defaulting Party, upon receipt of a Loss Notice from the Company, Citibank shall promptly pay to the Company the amount of such Loss in cash.

            (c)      If the Company is the Defaulting Party, or the Affected Party upon receipt of a Loss Notice from Citibank, the Company shall, at its option, either (i) promptly pay to Citibank the amount of such Loss in cash or (ii) deliver to Citigroup within two Trading Days a number of shares of Common Stock equal to (A) the amount of such Loss divided by (B) the closing price of the Common Stock on the Exchange for the day upon which the Company receives such Loss Notice, rounded up to the nearest whole share. Such shares shall be treated as Payment Shares hereunder, and the provisions of Sections V(c)(ii), V(d) and VI shall apply to the delivery of such shares (with references to the absolute value of the Settlement Amount therein being deemed to refer to the amount of the Loss and with such adjustments as determined by Citigroup to effectuate this provision); provided that in no event shall the Company be required to deliver a number of shares of Common Stock that exceeds the then applicable Share Cap.

            (d)      In addition to the payments set forth in subsections (b) and (c) above, the Defaulting Party agrees to indemnify the Non-Defaulting Party from and against any reasonable expenses (including reasonable legal fees and other expenses of collection) it may incur as a result of any default by such party.

XI.       Other Agreements

            (a)      The Company agrees that while this Letter Agreement is in effect, it shall cause (i) the number of authorized shares of Common Stock minus (ii) the number of outstanding shares of Common Stock minus (iii) the number of shares of Common Stock reserved for other purposes minus (iv) without duplication of clause (iii), the aggregate maximum number of shares of Common Stock deliverable under warrants, options, swaps, forwards, convertible or exchangeable securities or other similar transactions, agreements or instruments issued by the Company or to which the Company is a party that provide for net share settlement or otherwise may require the issuance of shares of Common Stock by the Company to exceed the then applicable Share Cap. The parties agree that a failure by the Company to comply with the preceding sentence shall be an Event of Default hereunder with respect to the Company without regard to any grace period that would otherwise be applicable.

            (b)      The parties acknowledge and agree that this Letter Agreement is not intended to convey to Citibank rights against the Company hereunder that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of the Company; provided, however, that nothing herein shall limit or shall be deemed to limit Citibank’s right to pursue remedies in the event of a breach by the Company of its obligations and agreements with respect to this Letter Agreement; and provided further that in pursuing a claim against the Company in the event of a bankruptcy, insolvency or dissolution with respect to Company, Citibank’s rights hereunder shall rank on a parity with the rights of a holder of shares of Common Stock enforcing similar rights under a contract involving shares of Common Stock.

            (c)      The Company agrees that the material terms of this transaction (and any other similar transactions), and the consequences of such transactions on the financial condition and results of operations of the Company, will be disclosed by the Company in accordance with all rules, regulations, accounting principles (including EITF Issue No. 00-19) and laws applicable to the Company in its periodic filings under the Exchange Act and its financial statements and notes thereto.

XII.      Governing Law

           THIS LETTER AGREEMENT SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CHOICE OF LAW RULES THEREOF.

XIII.       Non-confidentiality

           Notwithstanding anything to the contrary herein, (i) Citibank acknowledges that this Letter Agreement may be intended to produce U.S. federal income tax benefits for the Company and (ii) the Company and Citibank hereby agree that (A) the Company is not obligated to Citibank to keep confidential from any and all persons or otherwise limit the use of any aspect of this Letter Agreement relating to the structure or tax aspects thereof, and (B) Citibank does not assert any claim of proprietary ownership in respect of any such aspect of this Letter Agreement.

XIV.      Assignment and Transfer

          The rights and duties under this Letter Agreement may not be assigned or transferred by either party hereto without the prior written consent of the other party hereto; provided, however, that Citibank may assign its obligation to deliver or receive delivery of Common Stock hereunder to any of its affiliates without the prior written consent of the Company. Upon any such assignment Citibank shall indemnify the Company from and against any loss, cost or expense relating to the failure of such affiliate to perform its delivery obligation.

XV.       Calculations

           To the extent any calculation, adjustment or determination is required to be made by Citibank hereunder, Citibank shall make any such calculation, adjustment, or determination in good faith.

XVI.      Representations of the Parties

           Each party represents to the other party that:

            (a)      Status. It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing;

            (b)      Powers. It has the corporate or other organizational power to execute and deliver this Letter Agreement and to perform its obligations under this Letter Agreement and has taken all necessary action to authorize such execution, delivery and performance;

            (c)      No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

            (d)      Consents. All governmental and other consents that are required to have been obtained by it with respect to this Letter Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with;

            (e)      Obligations Binding. Its obligations under this Letter Agreement constitute its legal, valid and binding obligations, enforceable in accordance with its respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)); and

            (f)      Absence of Certain Events. No Event of Default (as defined in the Agreement) or event that, with the giving of notice or the passage of time or both, would constitute an Event of Default has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Letter Agreement.

XVII.    Representations of the Company

           The Company hereby represents on the Purchase Date that:

            (a)      its financial condition is such that it has no need for liquidity with respect to its investment in the transactions contemplated by this Agreement and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness. Its investments in and liabilities in respect of such transactions, which it understands are not readily marketable, is not disproportionate to its net worth, and it is able to bear any reasonably foreseeable loss in connection with such transactions;

            (b)      it understands that Citibank has no obligation or intention to register the transactions contemplated by this Agreement under the Securities Act or any state securities law or other applicable federal securities law;

            (c)      it understands that no obligations of Citibank to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Citibank or any governmental agency;

            (d)      IT UNDERSTANDS THAT THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT ARE SUBJECT TO COMPLEX RISKS THAT MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS;

            (e)      each of its filings under the Securities Act, the Exchange Act, or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements therein not misleading

            (f)      it is not entering into this Letter Agreement on the basis of, and is not aware of, any material non-public information with respect to the Common Stock or in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer;

            (g)      it is not entering into any transaction to create, and will not engage in any other securities or derivatives transactions to create, actual or apparent trading activity in the Common Stock (or any security convertible into or exchangeable for Common Stock) or to raise or depress or to manipulate the price of the Common Stock (or any security convertible into or exchangeable for Common Stock);

            (h)      it has not and will not directly or indirectly violate any applicable law, rule or regulation (including, without limitation, the Securities Act and the Exchange Act) in connection with the transactions contemplated by this Letter Agreement;

            (i)      the transactions contemplated by this Letter Agreement and any repurchase of Common Stock by the Company in connection with such transactions are pursuant to a publicly announced share repurchase program that has been approved by its Board of Directors and any such repurchase has been or will when so required be publicly disclosed in its periodic filings under the Exchange Act and its financial statements and notes thereto;

            (j)      at the conclusion of the Pricing Period, the Company will have a sufficient number of treasury shares or duly authorized but unissued shares of Common Stock available to deliver the then applicable Share Cap amount, such shares of Common Stock to be fully paid and nonassessable and free of preemptive and other rights;

            (k)      it will not consolidate or merge with or into any person unless the surviving person is the Company or another person formed under the laws of a State of the United States of America and assumes or is responsible, by operation of law, for all obligations of the Company hereunder;

            (l)      neither the Company nor any agent acting for the Company has, within the four calendar weeks prior to the Purchase Date, entered into a purchase by or for itself or for any of its Affiliated Purchasers of a block of Common Stock (“Affiliated Purchaser” and “blocks” each as defined in Rule 10b-18);

            (m)      it is not relying, and has not relied upon, Citibank with respect to the legal, accounting, tax or other implications of this Letter Agreement and that it has conducted its own analyses of the legal, accounting, tax and other implications of this Letter Agreement; and

            (n)      it understands and acknowledges that Citibank and its affiliates may from time to time effect transactions for their own account or the account of customers and hold positions in securities or options on securities of the Company and that Citibank and its affiliates may continue to conduct such transactions during the Pricing Period and the Valuation Period.

XVIII.     Indemnification

           The Company agrees to indemnify Citigroup and its affiliates and their respective directors, officers, agents and controlling parties (Citigroup and each such affiliate or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint and several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, any breach of any agreement made by the Company in Section IV of this Letter Agreement (“Losses”) and will reimburse any Indemnified Party for all reasonable expenses (including reasonable legal fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Company will not be liable under this Indemnity paragraph to the extent that any loss, claim, damage, liability or expense is found in a final and nonappealable judgment by a court to have resulted from Citigroup’s negligence or willful misconduct. Citigroup shall promptly notify the Company of any Losses.

XIX.       Miscellaneous

            (a)      No Collateral. Notwithstanding any provision of this Letter Agreement, or any other agreement between the parties, to the contrary, the obligations of the Company under this Letter Agreement are not secured by any collateral.

            (B)      WAIVER OF TRIAL BY JURY. EACH OF THE COMPANY AND CITIBANK HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE ACTIONS OF CITIBANK OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

XX.      Notices

            Unless otherwise specified, notices under this Letter Agreement may be made by telephone, to be confirmed in writing to the address below. Changes to the Notices must be made in writing.

            (a)      If to the Company:

Attention: Chief Financial Officer Apria Healthcare Group Inc. 26220 Enterprise Court Lake Forest, CA 92630 Telephone: 949-639-4990 Facsimile: 949-587-9363

            (b)      If to Citigroup:

Citigroup Global Markets Inc. as agent for Citibank, N.A. 390 Greenwich Street New York, NY 10013 Attn: Equity Derivatives Telephone: (212) 723-7357 Facsimile: (212) 723-8328

           Please confirm your agreement to the foregoing by signing and returning to us the enclosed duplicate of this Letter Agreement.

Very truly yours, CITIGROUP GLOBAL MARKETS INC. as agent for CITIBANK, N.A. By: __________________________ Name: Authorized Representative
Acknowledged and agreed to as of the date first above written, APRIA HEALTHCARE GROUP INC. By: __________________________ Name: Title:

ANNEX A

           (a)      The Company shall use commercially reasonable efforts to cause that the Registration Statement be effective for the period set forth in Section VI(a). If filed after the date hereof and relating to the Payment Shares, the Company shall furnish to Citigroup a copy of the Registration Statement and each amendment or supplement thereto prior to their filing with the SEC, shall provide Citigroup the opportunity to participate in the preparation thereof and shall consider such comments as Citigroup and its affiliates may propose.

           (b)      The Company will immediately notify Citigroup:

(i)	when the Registration Statement or any amendment or post-effective amendment thereto shall have become effective, or any supplement to the Prospectus or any amended Prospectus shall have been filed;

(ii)

of any request by the SEC (or any other federal or state governmental authority) to amend the Registration Statement or amend or supplement the Prospectus or for additional information after the Registration Statement shall have become effective;

(iii)

of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement, or of any order preventing or suspending the use of any preliminary or final Prospectus, or the institution or threat of any proceedings for any such purposes; and

(iv)

of the existence of any fact or circumstance that results in the Registration Statement, the Prospectus or any document incorporated therein by reference containing a misstatement of material fact or omitting to state a material fact required to be stated therein or necessary to make any statement therein not misleading.

           (c)      The Company will use commercially reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any Prospectus and, if any such order is issued, to obtain the lifting thereof as soon thereafter as is reasonably possible. If the Registration Statement, the Prospectus or any document incorporated therein by reference contains a misstatement of a material fact or omits to state a material fact required to be stated therein or necessary to make any statement therein not misleading, the Company will as promptly as reasonably practicable file any required document and prepare and furnish to Citigroup a reasonable number of copies of such supplement or amendment thereto as may be necessary so that the Prospectus, as thereafter delivered to the purchasers in connection with resales of shares of Common Stock hereunder, will not contain any misstatement of a material fact or omit to state a material fact required to be stated therein or necessary to make any statement therein not misleading.

           (d)      The Company will furnish to Citigroup and its affiliates, without charge, as many signed copies of the Registration Statement (as originally filed) and of all amendments thereto, whether filed before or after the Registration Statement becomes effective, copies of all exhibits and documents filed therewith, including documents incorporated by reference into the Prospectus, prospectus supplements, and signed copies of all consents and certificates of experts, as Citigroup may reasonably request. The Company will deliver to Citigroup and its affiliates, without charge, as many copies of each preliminary prospectus as Citigroup may reasonably request, and the Company hereby consents to the use of such copies for purposes permitted by the Securities Act. The Company will deliver to Citigroup and its affiliates, without charge, from time to time during the period during which the Prospectus is required to be delivered under the Securities Act in connection with resales of Common Stock hereunder, such number of copies of the Prospectus (as supplemented or amended) as Citigroup may reasonably request.

ANNEX B

           (a)      The Company will take all actions within its control so that all shares of Common Stock covered by the Registration Statement are eligible for sale on the Exchange.

           (b)      The Company will use commercially reasonable efforts to qualify Common Stock for offering and sale under the applicable securities laws of such states and other jurisdictions as Citigroup may designate; provided, however, that the Company shall not be obligated under this provision to qualify Common Stock for offering and sale under the applicable securities laws of such states and other jurisdictions where the Company would be required to file any general consent to service of process or to qualify as a foreign corporation or as a broker or dealer in securities in any jurisdiction where the Company is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. The Company will file such statements and reports as may be required by the laws of each jurisdiction in which Common Stock has been qualified as above provided. The Company will immediately notify Citigroup of the suspension of the qualification of Common Stock for offering or sale in any jurisdiction, or of the institution or threat of any proceedings for such purpose.

           (c)      The Company will enter into such customary agreements, including a customary underwriting or agency agreement with Citigroup, its affiliates and other underwriters or agents, if any, selected by Citigroup and reasonably satisfactory to the Company in order to expedite or facilitate the disposition of Common Stock and will comply with such agreements.

           (d)      The Company will cooperate with Citigroup, its affiliates and each such underwriter or agent participating in the disposition of such Common Stock and their respective counsel in connection with any filings required to be made with the National Association of Securities Dealers, Inc or the Exchange.

           (e)      The Company will comply with the Securities Act and the Exchange Act so as to permit the completion of the distribution of Common Stock in accordance with the intended method or methods of distribution contemplated in the Prospectus, as indicated by Citigroup. The Company will use commercially reasonable efforts to make generally available to its security holders, as soon as reasonably practicable (but not more than fifteen months) after the effective date of the Registration Statement, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder.